Exhibit 99.1

VPR Brands Letter to Shareholders 2018

Fort Lauderdale, FL, Dec. 06, 2018 (GLOBE NEWSWIRE) – VPR Brands, LP (OTC Pink: VPRB):

December 6, 2018

Dear Valued Shareholders, As we enter the holiday season, I wanted to take this opportunity to extend my personal Happy Holidays on behalf of the entire VPR Brands team. This letter is meant to provide insight on what we’re doing behind the scenes to all of you that have followed our company from the beginning and have invested into our mutual success. I also want to update you on our progress as we close out 2018 and enter 2019.

Management has worked hard over the last two years to build up our team and the company. The financial results released over the course of 2018 have demonstrated a steady growth in sales, reversing historical quarterly declines in the business prior to our 2016 acquisition and a healthy increase in the profit margins during this same time period. We believe that this has created a solid foundation to build upon going forward. As our brands continue to grow organically, it is our intention to maintain this trajectory as we expand our sales team and sales channels, and increase our focus on profitability. We have also made significant strides in gaining new distributors, adding new innovative products, acquiring a larger share of existing customers, and creating greater social awareness of our brands.

One of our most notable accomplishments in 2018 was the successful release of our Goldline product division, which sells cannabidiol (CBD). Our Goldline product division is not only a good parallel to our vape portfolio, but also gives us exposure within the consumable supplements and nutraceuticals sectors, greatly increasing our target markets and potential customers. We believe that the repeat business frequency in these sectors adds an exponential factor into our growth equation. Because of our team’s experience and expertise, we are poised to take advantage of and capitalize on this fast-growing product segment. We expect to continue to add to our product line, while also increasing our supply to meet growing demand.

Within the vaporizer market segment, our company has successfully focused our efforts on building the HoneyStick brand of vaporizers that are uniquely engineered to be used with cannabis or CBD oils, concentrates and flowers, and created with both patients and recreational users in mind. Our team has focused on building a brand that stands for performance and quality, as well as a lifestyle around the product which creates greater brand equity, awareness, and loyalty. The brand has matured with a dynamic product line that covers all product classes and continues to evolve and grow with cutting edge technology and user-centric design. Our company has created videos on our YouTube channel (vapehoneystick) that educate, empower, and promote vaping to new and existing vapers, and have generated large viewership and greater awareness of our company and our products.

Private label (white label) business has always been a big part of our strategy of creating and developing vape products and accessories for other brands. With our innovation and quality, we continue to focus our efforts on expanding this business segment by aligning with top cannabis producers and vape companies. In 2018, we white labeled several award-winning vaporizers for prominent companies. The addition of CBD products creates the greatest opportunity within the private label segment of the business and our management and sales team will be hard at work in this area.

International sales efforts were also started in 2017, with the appointment and full-time commitment of Ezequiel Pavlotsky. Ezequiel will be headquartered in the EU in 2019, and will attend up to 16 trade fairs across Europe, representing the company and working with, and building relationships with, distributors in each territory. Also, we have almost completed the required testing and certification to allow all of our products to be imported and sold in the EU.

During the first three quarters of 2018, we have also seen significant changes to our balance sheet, as we transition away from convertible note financing. Going forward, we have committed to taking short- and long-term amortized payment notes to finance production and inventory. We believe that this transition is in the best interest of our company and our shareholders, by ending further dilution and maintaining shareholder value. We expect to continue to offer additional short-term debt to management and other accredited investors in the near term.

We truly appreciate you, our shareholders, for the support, and wish you the warmest and most joyous of holidays.

Sincerely,

Kevin Frija, on behalf of all of us at VPR Brands